Exhibit 99.1

news

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports Fourth Quarter 2014 Results

Provides 2015 Guidance

Board Authorizes New $1 Billion Share Repurchase Program

Nashville, Tenn., February 3, 2015 – HCA Holdings, Inc. (NYSE: HCA) today announced financial and operating results for the fourth quarter ended December 31, 2014.

Key fourth quarter metrics (all percentage changes compare 4Q 2014 to 4Q 2013 unless noted):

•	Revenues totaled $9.636 billion, an increase of 9.1 percent

•	Net income attributable to HCA Holdings, Inc. totaled $527 million, or $1.19 per diluted share

•	Adjusted EBITDA was $1.956 billion, an increase of 14.1 percent

•	Cash flows from operating activities totaled $1.627 billion, an increase of 32.7 percent

•	Same facility equivalent admissions increased 5.6 percent, while same facility admissions increased 5.0 percent

•	Same facility revenue per equivalent admission increased 2.5 percent

HCA Chairman and Chief Executive Officer, R. Milton Johnson, said, “We are very pleased with the Company’s fourth quarter and full year 2014 results. We believe our focus on clinical excellence, strategic capital deployment and operational execution has positioned the Company well for the future.”

On February 2, 2015, HCA’s Board of Directors authorized a share repurchase program for up to $1 billion of the Company’s outstanding common stock. Repurchases will be made in accordance with applicable securities laws from time to time in the open market, through privately negotiated transactions, or otherwise.

Revenues in the fourth quarter totaled $9.636 billion, compared to $8.836 billion in the fourth quarter of 2013. Fourth quarter 2014 results include a $68 million increase in Medicaid revenues related to the reversal of the Texas Medicaid Waiver Program adjustment to reduce revenues that was recorded in the third quarter of 2014.

Fourth quarter revenue growth was driven by strong volume and higher revenue per equivalent admission, as same facility case mix, or acuity, increased 0.7 percent compared to the prior year. Same facility equivalent admissions increased 5.6 percent while same facility admissions increased 5.0 percent in the fourth quarter of 2014 compared to the fourth quarter of 2013. Same facility emergency room visits increased 10.5 percent in the fourth quarter of 2014 compared to the prior year period. The increase in admissions in the fourth quarter was broad based across the Company’s markets and service lines.

Revenue per equivalent admission increased 2.7 percent in the fourth quarter of 2014 (2.5 percent increase on a same facility basis), primarily reflecting acuity and payor mix changes in the quarter. During the fourth quarter same facility inpatient surgeries increased 2.4 percent while same facility outpatient surgeries declined 0.3 percent compared to the prior year period.

The Company’s operating expense per equivalent admission, excluding electronic health record (“EHR”) and equity income, increased 1.4 percent from the prior year’s fourth quarter. During the fourth quarter of 2014, salaries and benefits, supplies and other operating expenses totaled $7.719 billion, or 80.1 percent of revenues, compared to $7.172 billion, or 81.2 percent of revenues, in the fourth quarter of 2013.

Net income attributable to HCA Holdings, Inc. totaled $527 million, or $1.19 per diluted share, compared to $424 million, or $0.92 per diluted share, in the fourth quarter of 2013. Results for the fourth quarter of 2014 include gains on sales of facilities of $9 million, or $0.01 per diluted share, and losses on retirement of debt of $109 million, or $0.15 per diluted share.

Adjusted EBITDA for the fourth quarter of 2014 increased 14.1 percent to $1.956 billion compared to $1.714 billion in the prior year period. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Holdings, Inc. to Adjusted EBITDA is included in this release.

Twelve Months Ended December 31, 2014

Revenues for the year ended December 31, 2014 totaled $36.918 billion compared to $34.182 billion for 2013. Net income attributable to HCA Holdings, Inc. for 2014 was $1.875 billion, or $4.16 per diluted share, compared to $1.556 billion, or $3.37 per diluted share, for the year ended December 31, 2013. Results for the year ended December 31, 2014 include gains on sales of facilities of $29 million, or $0.04 per diluted share, losses on retirement of debt of $335 million, or $0.47 per diluted share, and legal claims costs of $78 million, or $0.11 per diluted share. Results for 2013 include losses on sales of facilities of $10 million, or $0.02 per diluted share, and losses on retirement of debt of $17 million, or $0.02 per diluted share. Adjusted EBITDA for 2014 increased 13.0 percent to $7.428 billion compared to $6.574 billion in 2013. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Holdings, Inc. to Adjusted EBITDA is included in this release.

Balance Sheet and Cash Flow

As of December 31, 2014, HCA Holdings, Inc.’s balance sheet reflected cash and cash equivalents of $566 million, total debt of $29.645 billion, and total assets of $31.199 billion. During the fourth quarter of 2014, capital expenditures totaled $694 million, excluding acquisitions. During the fourth quarter of 2014, the Company repurchased approximately 14 million shares of its common stock, completing its October 2014 $1.0 billion share repurchase authorization. The Company had approximately 420,477,900 shares outstanding as of December 31, 2014. Net cash provided by operating activities in the fourth quarter of 2014 totaled $1.627 billion compared to $1.226 billion in the prior year’s fourth quarter.

As of December 31, 2014, HCA operated 166 hospitals and 113 freestanding surgery centers.

2015 Guidance

Today, HCA issued the following estimated guidance for 2015:

2015 Guidance Range
Revenues	$38.5 to $39.5 billion
Adjusted EBITDA	$7.35 to $7.65 billion
Adjusted EPS (diluted)	$4.55 to $4.95
Capital Expenditures	Approximately $2.4 billion

The Company’s 2015 guidance contains a number of assumptions, including:

•	The Company estimates approximately 6 to 7 percent of Adjusted EBITDA is attributable to the Patient Protection and Affordable Care Act (Health Reform Law);

•	EHR incentive income of $40-$50 million and EHR expenses in a range of $30-$40 million, as compared to EHR incentive income of $125 million and EHR expenses of $112 million in 2014;

•	An increase in share-based compensation expense to approximately $224 million from $163 million in 2014;

•	2015 guidance excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claim costs and impairments of long-lived assets; and

•	2015 guidance does not include any anticipated contribution in 2015 from certain items which positively impacted 2014 Adjusted EBITDA, including: (i) a $142 million increase to Medicaid revenues reflecting payments in excess of our estimates for the indigent care component of the Texas Medicaid Waiver Program for the program year ended September 30, 2013, and recorded in the 2nd quarter of 2014, (ii) $70 million less of Medicaid revenues related to the Texas Medicaid Waiver Program and (iii) $90 million in Medicare revenues recorded in 3Q 2014 in settlement for certain claims denied by Recovery Audit Contractors (“RAC”).

The Company’s guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

The Company’s 2015 annual stockholders’ meeting will be held in Nashville, Tennessee on April 30, 2015 at 2:00 p.m. local time for stockholders of record as of March 6, 2015.

Earnings Conference Call

HCA will host a conference call for investors at 9:00 a.m. Central Standard Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://event.webcasts.com/starthere.jsp?ei=1051959 or through the Company’s Investor Relations web page at www.hcahealthcare.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include statements that do not relate solely to historical facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the implementation of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), possible delays in or complications related to implementation of the Health Reform Law, court challenges, the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (3) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011 (the “BCA”), and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (4) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in the Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or waiver programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) the emergence and effects related to infectious diseases, including Ebola; (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (20) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments, and (22) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2013 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

Fourth Quarter

(Dollars in millions, except per share amounts)

	2014		2013
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$10,468		$9,962
Provision for doubtful accounts	832		1,126

Revenues	9,636	100.0%	8,836	100.0%

Salaries and benefits	4,282	44.4	3,965	44.9
Supplies	1,659	17.2	1,564	17.7
Other operating expenses	1,778	18.5	1,643	18.6
Electronic health record incentive income	(28)	(0.3)	(50)	(0.6)
Equity in earnings of affiliates	(11)	(0.1)	—	—
Depreciation and amortization	459	4.7	461	5.2
Interest expense	429	4.5	456	5.2
Gains on sales of facilities	(9)	(0.1)	(3)	—
Losses on retirement of debt	109	1.1	—	—

	8,668	89.9	8,036	91.0

Income before income taxes	968	10.1	800	9.0
Provision for income taxes	292	3.1	246	2.7

Net income	676	7.0	554	6.3
Net income attributable to noncontrolling interests	149	1.5	130	1.5

Net income attributable to HCA Holdings, Inc.	$527	5.5	$424	4.8

Diluted earnings per share	$1.19		$0.92
Shares used in computing diluted earnings per share (000)	443,866		458,535
Comprehensive income attributable to HCA Holdings, Inc.	$410		$541

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Years Ended December 31, 2014 and 2013

(Dollars in millions, except per share amounts)

	2014		2013
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$40,087		$38,040
Provision for doubtful accounts	3,169		3,858

Revenues	36,918	100.0%	34,182	100.0%
Salaries and benefits	16,641	45.1	15,646	45.8
Supplies	6,262	17.0	5,970	17.5
Other operating expenses	6,755	18.2	6,237	18.2
Electronic health record incentive income	(125)	(0.3)	(216)	(0.6)
Equity in earnings of affiliates	(43)	(0.1)	(29)	(0.1)
Depreciation and amortization	1,820	5.0	1,753	5.1
Interest expense	1,743	4.7	1,848	5.4
Losses (gains) on sales of facilities	(29)	(0.1)	10	—
Losses on retirement of debt	335	0.9	17	0.1
Legal claim costs	78	0.2	—	—

	33,437	90.6	31,236	91.4

Income before income taxes	3,481	9.4	2,946	8.6
Provision for income taxes	1,108	3.0	950	2.8

Net income	2,373	6.4	1,996	5.8
Net income attributable to noncontrolling interests	498	1.3	440	1.2

Net income attributable to HCA Holdings, Inc.	$1,875	5.1	$1,556	4.6

Diluted earnings per share	$4.16		$3.37
Shares used in computing diluted earnings per share (000)	450,352		461,913
Comprehensive income attributable to HCA Holdings, Inc.	$1,809		$1,756

HCA Holdings, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	Fourth Quarter		For the Years Ended December 31,
	2014	2013	2014	2013
Revenues	$9,636	$8,836	$36,918	$34,182

Net income attributable to HCA Holdings, Inc.	$527	$424	$1,875	$1,556
Losses (gains) on sales of facilities (net of tax)	(7)	(2)	(18)	7
Losses on retirement of debt (net of tax)	68	—	211	11
Legal claim costs (net of tax)	—	—	49	—

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs (a)	588	422	2,117	1,574
Depreciation and amortization	459	461	1,820	1,753
Interest expense	429	456	1,743	1,848
Provision for income taxes	331	245	1,250	959
Net income attributable to noncontrolling interests	149	130	498	440

Adjusted EBITDA (a)	$1,956	$1,714	$7,428	$6,574

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$1.19	$0.92	$4.16	$3.37
Losses (gains) on sales of facilities	(0.01)	—	(0.04)	0.02
Losses on retirement of debt	0.15	—	0.47	0.02
Legal claim costs	—	—	0.11	—

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs(a)	$1.33	$0.92	$4.70	$3.41

Shares used in computing diluted earnings per share (000)	443,866	458,535	450,352	461,913

(a)	Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	December 31,	September 30,	December 31,
	2014	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$566	$515	$414
Accounts receivable, net	5,694	5,524	5,208
Inventories	1,279	1,258	1,179
Deferred income taxes	366	320	489
Other	1,025	910	747

Total current assets	8,930	8,527	8,037

Property and equipment, at cost	32,980	32,301	31,073
Accumulated depreciation	(18,625)	(18,423)	(17,454)

	14,355	13,878	13,619

Investments of insurance subsidiaries	494	441	448
Investments in and advances to affiliates	165	167	121
Goodwill and other intangible assets	6,416	5,899	5,903
Deferred loan costs	219	221	237
Other	620	692	466

	$31,199	$29,825	$28,831

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,035	$1,787	$1,803
Accrued salaries	1,370	1,238	1,193
Other accrued expenses	1,737	1,563	1,913
Long-term debt due within one year	338	1,044	786

Total current liabilities	5,480	5,632	5,695

Long-term debt	29,307	27,426	27,590
Professional liability risks	1,078	1,045	949
Income taxes and other liabilities	1,832	1,740	1,525

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Holdings, Inc.	(7,894)	(7,384)	(8,270)
Noncontrolling interests	1,396	1,366	1,342

Total deficit	(6,498)	(6,018)	(6,928)

	$31,199	$29,825	$28,831

HCA Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31, 2014 and 2013

(Dollars in millions)

	2014	2013
Cash flows from operating activities:
Net income	$2,373	$1,996
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities	(3,433)	(4,272)
Provision for doubtful accounts	3,169	3,858
Depreciation and amortization	1,820	1,753
Income taxes	(83)	143
Losses (gains) sales of facilities	(29)	10
Losses on retirement of debt	335	17
Legal claim costs	78	—
Amortization of deferred loan costs	42	55
Share-based compensation	163	113
Other	13	7

Net cash provided by operating activities	4,448	3,680

Cash flows from investing activities:
Purchase of property and equipment	(2,176)	(1,943)
Acquisition of hospitals and health care entities	(766)	(481)
Disposition of hospitals and health care entities	51	33
Change in investments	(37)	36
Other	10	9

Net cash used in investing activities	(2,918)	(2,346)

Cash flows from financing activities:
Issuance of long-term debt	5,502	—
Net change in revolving credit facilities	440	970
Repayment of long-term debt	(5,164)	(1,662)
Distributions to noncontrolling interests	(442)	(435)
Payment of debt issuance costs	(73)	(5)
Repurchase of common stock	(1,750)	(500)
Distributions to stockholders	(7)	(16)
Income tax benefits	134	113
Other	(18)	(90)

Net cash used in financing activities	(1,378)	(1,625)

Change in cash and cash equivalents	152	(291)
Cash and cash equivalents at beginning of period	414	705

Cash and cash equivalents at end of period	$566	$414

Interest payments	$1,758	$1,832
Income tax payments, net	$1,057	$694

HCA Holdings, Inc.

Operating Statistics

	Fourth Quarter		For the Years Ended December 31,
	2014	2013	2014	2013
Operations:
Number of Hospitals	166	165	166	165
Number of Freestanding Outpatient Surgery Centers	113	115	113	115
Licensed Beds at End of Period	43,356	42,896	43,356	42,896
Weighted Average Licensed Beds	43,321	42,809	43,132	42,133

Reported:
Admissions	458,000	434,300	1,795,300	1,744,100
% Change	5.5%		2.9%
Equivalent Admissions	760,200	716,200	2,958,700	2,844,700
% Change	6.1%		4.0%
Revenue per Equivalent Admission	$12,676	$12,337	$12,478	$12,016
% Change	2.7%		3.8%
Inpatient Revenue per Admission	$12,461	$12,124	$12,327	$11,829
% Change	2.8%		4.2%
Patient Days	2,216,700	2,085,200	8,699,800	8,341,200
% Change	6.3%		4.3%
Equivalent Patient Days	3,679,000	3,438,600	14,337,200	13,604,600
% Change	7.0%		5.4%
Inpatient Surgery Cases	132,600	128,700	518,900	508,800
% Change	3.0%		2.0%
Outpatient Surgery Cases	233,400	233,000	891,600	881,900
% Change	0.2%		1.1%
Emergency Room Visits	1,949,200	1,754,300	7,450,700	6,968,100
% Change	11.1%		6.9%
Outpatient Revenues as a
Percentage of Patient Revenues	38.9%	38.8%	38.1%	37.9%
Average Length of Stay	4.8	4.8	4.8	4.8
Occupancy	55.6%	52.9%	55.3%	54.2%
Equivalent Occupancy	92.3%	87.1%	91.1%	88.4%

Same Facility:
Admissions	450,500	428,900	1,770,800	1,734,700
% Change	5.0%		2.1%
Equivalent Admissions	744,100	704,700	2,907,700	2,825,900
% Change	5.6%		2.9%
Revenue per Equivalent Admission	$12,677	$12,363	$12,475	$12,011
% Change	2.5%		3.9%
Inpatient Revenue per Admission	$12,525	$12,205	$12,392	$11,854
% Change	2.6%		4.5%
Inpatient Surgery Cases	130,800	127,700	513,600	506,700
% Change	2.4%		1.3%
Outpatient Surgery Cases	228,200	228,900	873,400	874,300
% Change	-0.3%		-0.1%
Emergency Room Visits	1,909,700	1,728,300	7,317,300	6,915,300
% Change	10.5%		5.8%